Nicor Inc.
Form 8-K
Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE                    FOR MORE INFORMATION
October 26, 2006                    Contact: Mark Knox, re: N-966
                       630 388-2529

NICOR Completes Syndicated Revolving Credit Facility

Naperville, IL - Nicor Inc. (NYSE:GAS) today announced the establishment of a syndicated revolving credit facility. The new facility is a $400 million, 210-day seasonal revolver expiring in May 2007, available to Nicor Gas, the company’s gas distribution business. The new facility replaces a similar revolver that expired in April 2006. In addition to the newly established facility, the company has an existing $600 million, 5-year revolver available to Nicor Inc. and Nicor Gas, which expires in September 2010. The two facilities, totaling $1 billion, serve as backup for the issuance of commercial paper, accommodating the company’s short-term borrowing needs.

The new facility included a total of 13 lenders and was arranged by J.P. Morgan Securities Inc. and ABN AMRO Incorporated.

Nicor Inc. (NYSE: GAS) is a holding company and is a member of the Standard & Poor’s 500 Index. Its principal businesses are Nicor Gas, one of the nation’s largest natural gas distribution companies, and Tropical Shipping, a containerized shipping business serving the Caribbean region and the Bahamas. Nicor also owns and has an equity interest in several energy-related businesses. For more information, visit the Nicor Web site at www.nicor.com.
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Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements about the expectations of Nicor and its subsidiaries and affiliates. Although Nicor believes these statements are based on reasonable assumptions, actual results may vary materially from stated expectations. Such forward-looking statements may be identified by the use of forward-looking words or phrases such as “anticipate,” “believe,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would,” “project,” “estimate,” “ultimate,” or similar phrases. Actual results may differ materially from those indicated in the company’s forward-looking statements due to the direct or indirect effects of legal contingencies (including litigation) and the resolution of those issues, including the effects of an ICC review and SEC and U.S. Attorney inquiries, and undue reliance should not be placed on such statements.

Other factors that could cause materially different results include, but are not limited to, weather conditions; natural disasters; natural gas and other fuel prices; fair value accounting adjustments; inventory valuation; health care costs; insurance costs or recoveries; legal costs; borrowing needs; interest rates; credit conditions; economic and market conditions; tourism and construction in the Bahamas and Caribbean region; energy conservation; legislative and regulatory actions; tax rulings or audit results; asset sales; significant unplanned capital needs; future mercury-related charges or credits; changes in accounting principles, interpretations, methods, judgments or estimates; performance of major suppliers and contractors; labor relations; and acts of terrorism.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Nicor undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date of this release.